CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within each Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated December 29, 2010, with respect to the financial statements of AllianceBernstein Bond Inflation Strategy, AllianceBernstein Municipal Bond Inflation Strategy and AllianceBernstein Real Asset Strategy for the fiscal year ended October 31, 2010, which are incorporated by reference in the Post-Effective Amendment No. 101 to the Registration Statement (Form N-1A No. 2-48227) of AllianceBernstein Bond Fund, Inc.




                                                        ERNST & YOUNG LLP




New York, New York
February 23, 2011